Exhibit 10 (a) (x)

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
OF H.J. HEINZ COMPANY
(as amended and restated effective January 1, 2005)
Section 1. Effective Date. The original effective date of the Plan is July 1, 1982. The Plan was amended and restated effective July 1, 2000 and January 1, 2004. Effective January 1, 2005, the Plan is again amended and restated as described herein. This Plan shall govern amounts deferred under the Plan on or after January 1, 2005. The prior version of the Plan shall continue to govern amounts deferred under the Plan on or before December 31, 2004.
Section 2. Eligibility. Any Director of H. J. Heinz Company (the “Company”) who is not an officer or employee of the company or a subsidiary of the Company is eligible to participate in the Plan.
Section 3. Deferred Compensation Account. There shall be established for each participant who so elects a deferred compensation account (“Account”), which as of any point in time shall consist of the total of the balance to the credit of the participant in his or her Prime Rate Account (see Section 6) and/or the Deferred Units credited to the participant under his or her H.J. Heinz Deferred Stock Account (see Section 7).
Section 4. Amount of Deferral. A participant may elect to defer receipt of all or a specified part of the cash or stock compensation (“Directors Fees”) otherwise payable to the participant for serving on the Board of Directors or committees of the Board of Directors of the Company. Elective deferrals may be invested in a Prime Rate Account or in an H.J. Heinz Deferred Stock Account, at the election of the participant; provided, however, that restricted stock or restricted stock unit grants or other stock based compensation may only be deferred in an H.J. Heinz Deferred Stock Account. Deferred compensation will be credited to the participant’s Account on the date the Directors Fees would otherwise be paid (in the case of cash compensation) or granted (in the case of stock based compensation).

Section 5. Time of Election of Deferral. Subject to the provisions of Section 8, an election to defer Directors Fees shall be effective when made, as to any Directors Fees not then earned. Deferral elections shall be made for each calendar year on a prospective basis, shall be irrevocable for the relevant calendar year, and shall be made on an Election Form provided by the Company as described in Section 8.
Section 6. Prime Rate Account. The Company shall be obligated to pay interest at the prime rate of interest on the amount of a participant’s deferrals into the Prime Rate Account until the deferrals credited to a participant’s Prime Rate Account are fully distributed. Compound interest at the effective annual rate shall accrue on additions to a Prime Rate Account as of the first day of the month following the month in which such additions are made. Interest earned for a year shall be credited to the Prime Rate Account on the last day of the Company’s fiscal year and shall thereafter be part of the Prime Rate Account for all purposes of this Plan. The prime rate of interest in effect for a fiscal year shall be the prime rate at Mellon Bank, N.A., Pittsburgh, Pennsylvania, or its successor, on the last day of the preceding fiscal year; provided, however that the Management Development & Compensation Committee of the Board of Directors of the Company shall have the right to specify a different interest rate for all or part of any fiscal year, provided that the designated interest rate constitutes a reasonable rate of interest (determined in accordance with Treasury Regulation section 31.3121(v)(2)-1(d)(2)(i)(C)).
Section 7. H.J. Heinz Deferred Stock Account. (a) GENERAL. Amounts that a participant elects to be deferred into his or her H.J. Heinz Deferred Stock Account shall be posted to the account of the participant in the form of “Deferred Units,” each of which is equivalent in value to one share of H.J. Heinz Company Common Stock (“Company Stock”) on the date the Directors Fees would otherwise be granted or paid based on the closing price of such stock on the New York Stock Exchange on such grant or payment date. The value of the Deferred Units posted to the H.J. Heinz Deferred Stock Account of a participant as of any date will be equal to the number of Deferred Units in the participant’s account times the closing price of the Company Stock on the date of such valuation.

(b)	INITIAL CREDITS FOR DEFERRED AMOUNTS. The number of Deferred Units initially credited to a participant’s H.J. Heinz Deferred Stock Account shall be determined by dividing the dollar amount to be credited by the closing trading price of the Company Stock on the date the Directors Fees would have been paid. In the case of stock based compensation, on the date such stock based compensation would have been granted, a number of Deferred Units shall be credited to a participant’s H.J. Heinz Deferred Stock Account equal to the number of shares or other units of the stock based compensation that would have been granted to such participant.
(c)	ADDITIONAL CREDITS FOR DIVIDENDS DECLARED. So long as a participant has Deferred Units credited to his or her H.J. Heinz Deferred Stock Account, a participant will be credited with additional Deferred Units equal in value to the quotient of (i) divided by (ii), where (i) is the dollar amount of any dividends paid from time to time during the deferral period on a share of Company Stock times the number of “Deferred Units” then credited to the participant’s account, and (ii) is the closing trading price of the Company Stock on the day the dividend is paid.
(d)	NO BROKERAGE FEES. Brokerage fees will not be charged against the value of initial deferrals of Directors Compensation as Deferred Units in the H.J. Heinz Deferred Stock Account, or against the value of Deferred Units credited on account of dividends on Company Stock, either when such Deferred Units are credited to a participant’s Account or upon distribution of such Deferred Units from a participant’s Account.
(e)	ADJUSTMENTS TO DEFERRED UNITS IN AN H.J. HEINZ DEFERRED STOCK ACCOUNT. In the event of any change in the outstanding shares of the Company’s common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, then an equitable equivalent adjustment shall be made in the “Deferred Units” credited to a participant’s H.J. Heinz Deferred Stock Account, taking into account the provisions of Section 14.

(f)	IRREVOCABILITY OF INVESTMENTS IN H.J. HEINZ DEFERRED STOCK ACCOUNT. Once amounts have been allocated as Deferred Units in a participant’s H.J. Heinz Deferred Stock Account, they may not be reallocated to a participant’s Prime Rate Account or to any other investment alternative.
(g)	FORM OF PAYMENT/DISTRIBUTION OF DEFERRED UNITS. Payment of amounts allocated as Deferred Units in a participant’s H.J. Heinz Deferred Stock Account shall be made by transferring to the participant a number of shares of Company Stock equal to the number of whole Deferred Units then distributable, with cash in lieu of any fractional units, and net of any withholding obligations of the Company with respect to such distributions. Shares of Company Stock distributed to a participant or other beneficiary as a result of Deferred Units in a participant’s H.J. Heinz Deferred Stock Account must be held by the recipient for at least six (6) months following distribution of the shares from this Plan, and shall also be subject to any applicable holding and other requirements of the H.J. Heinz Company Fiscal Year 2003 Stock Incentive Plan, as amended from time to time, under which the Deferred Units were granted, or any comparable successor plan under which future Deferred Units may be granted.
Section 8. Manner of Electing Deferral. A participant may elect to defer compensation by written notice given to the Company prior to the beginning of the calendar year in which such compensation is earned by the participant. The notice, which shall be on a form provided by the Company, shall include: (1) the amount to be deferred; (2) an election of either a lump sum payment or a number of annual installments (not to exceed 20) for the payment of the Account balance; and (3) selection of a date for the lump sum payment or the commencement of the first installment payment. Any election to defer shall be effective when received by the Corporate Secretary’s Office. A participant may choose different forms of payment for deferred amounts attributable to different calendar years.
Elections under this Section 8 shall be irrevocable. However, notwithstanding a participant’s irrevocable election, to the extent permitted by Internal Revenue Code section 409A (without incurring penalties) and to the extent not inconsistent with the provisions of Section 14, the

Management Development and Compensation Committee of the Company’s Board of Directors (“MDCC”) may accelerate the date of the lump sum or first installment selected by a participant, may reduce the number of installments specified by a participant, and/or may prescribe a lump sum payment in lieu of installments. Also, notwithstanding a participant’s irrevocable deferral election, the participant may extend his or her deferral period with respect to the payment of deferred amounts attributable to any calendar year to an allowable alternative payment schedule permitted by this Section 8, provided that any such re-deferral election form is both: (1) submitted at least twelve (12) months prior to the date the payment otherwise would have been made, and (2) delays that payment for at least five years from the date that such payment would otherwise have been made. For purposes of such election changes, a series of installment payments shall be treated as a single payment and the re-deferral rules described herein apply to the first such installment payment.
Section 9. Payment of Account Balance. Payment of a participant’s Account with respect to each calendar year shall be made (or shall begin, in the case of an installment payout) as soon as administratively practicable, but not later than 90 calendar days after the date specified in the participant’s deferral election (provided, however, that if this 90 day period overlaps two taxable years of the participant the participant does not have the right to designate the taxable year of the payment).
The remaining installment payments shall be made each calendar year thereafter, until the participant’s entire applicable deferred compensation account has been paid. If an installment payout is in effect, each installment payment except the last one shall consist of (A) plus (B), where (A) is the amount determined by dividing the participant’s Prime Rate Account balance (not including accrued but not credited interest) on the date installment payments begin by the number of installments elected, and (B) is the number of Deferred Units equal to the total Deferred Units credited to the participant’s H.J. Heinz Deferred Stock Account (not including accrued but un-credited units attributable to dividends on Company Stock) on the date installment payments begin divided by the number of installments elected. The last payment shall be the amount necessary to reduce the participant’s Prime Rate Account balance (including accrued but not credited interest) to zero and to reduce the Deferred Units credited to the participant’s H.J. Heinz Deferred Stock

Account (including accrued but un-credited units attributable to dividends on Company Stock) to zero.
If a Prime Rate Account balance exists on a participant’s death or “Total Disability” the amount plus interest to the date of death shall be paid to the participant’s designated beneficiary, or in the absence of a designated beneficiary to the participant’s estate, as soon as administratively practicable, but not later than 90 days after the date of death or determination of the existence of Total Disability (provided, however, that if this 90 day period overlaps two taxable years of the participant or designated beneficiary the participant or designated beneficiary does not have the right to designate the taxable year of the payment). If Deferred Units are credited to a participant’s H.J. Heinz Deferred Stock Account on a participant’s death or “Total Disability,” such Deferred Units shall be distributed in the form of Company Stock, in the manner provided in Section 7(g), to a participant’s designated beneficiary, or in the absence of a designated beneficiary to the participant’s estate, as soon as administratively practicable, but not later than 90 days after the date of death or determination of the existence of Total Disability (provided, however, that if this 90 day period overlaps two taxable years of the participant or designated beneficiary the participant or designated beneficiary does not have the right to designate the taxable year of the payment). For purposes of this Section 9, “Total Disability” shall be determined as outlined in Treasury Regulation section 1.409A-3(i)(4).
Section 10. Participant’s Rights Unsecured and Unfunded. The right of any participant to receive future payments under the provisions of this Plan shall be an unsecured claim against the general assets of the Company. The amounts credited to a participant under the Plan shall not be funded in any manner prior to payment of such amounts becoming due.
Section 11. Statement of Account. Statements will be sent to each participant following each calendar quarter of each year as to the value of his or her Prime Rate Account and/or the Deferred Units to his or her credit in the H.J. Heinz Deferred Stock Account as of the end of each calendar quarter.

Section 12. Assignability. The right to receive payments hereunder shall not be transferable or assignable by a participant nor subject to the claims of the participant’s creditors.
Section 13. Amendment. This Plan may at any time or from time to time be amended, modified or terminated by the Board of Directors of the Company. No amendment, modification or termination shall, without the consent of a participant, adversely affect the rights of such participant under this Plan with respect to the then current balance of his or her Prime Rate Account and/or the Deferred Units then credited to his or her H.J. Heinz Deferred Stock Account. Except as otherwise permitted under Internal Revenue Code section 409A (without incurring penalties), the amendment, modification, or termination of the Plan shall not affect the timing and manner of distribution of any participant’s Account. Such distribution shall continue as if the Plan had remained in effect unchanged.
Section 14. Compliance with Internal Revenue Code Section 409A. It is intended that amounts deferred under this Plan will not be taxable under Internal Revenue Code section 409A. This Plan shall be interpreted and administered, to the extent possible, in a manner that does not result in a “plan failure” (within the meaning of Internal Revenue Code section 409A(a)(1)) of this Plan or any other plan or arrangement maintained by the Company. The Plan is designed to comply with Code section 409A (without incurring penalties). In the event of an inconsistency between the terms of the Plan and Code section 409A, the terms of Code section 409A shall control.